Exhibit 99.1
ArcSight Announces Resignation of Chairman
Chairman Cites Health Concern
CUPERTINO, CA, March 16, 2009 — ArcSight, Inc. (NASDAQ: ARST), a leading global provider of compliance and security management solutions that protect enterprises and government agencies, today announced that Robert W. Shaw has resigned as Chairman of the Board of Directors effective immediately.
Mr. Shaw, 61, cited a serious health condition as necessitating his sudden and unexpected resignation from the company’s board of directors. Mr. Shaw has served as ArcSight’s Chairman since August 2001. From August 2001 until his retirement in September 2008, he served as the company’s Chief Executive Officer, and also served as President until August 2007. During his tenure, ArcSight has grown to over 375 employees, and has enjoyed five consecutive years of positive operating cash flows.
“Robert has played a critical role in the growth and development of ArcSight, both as an early investor and as the executive whose strategy enabled ArcSight to become a leader in compliance and security management solutions,” commented Tom Reilly, president and CEO of ArcSight. “He has also served as an important advisor to me and to the company in his role as Chairman. While I will greatly miss his counsel, I and the entire ArcSight team wish Robert and his family the best as he confronts his health concerns.”
ArcSight’s Nominating and Corporate Governance Committee and Board are actively evaluating the company’s governance structure in light of Mr. Shaw’s departure.
About ArcSight
ArcSight (NASDAQ: ARST) is a leading global provider of compliance and security management solutions that protect enterprises and government agencies. ArcSight helps customers comply with corporate and regulatory policy, safeguard their assets and processes, and control risk. The ArcSight platform collects and correlates user activity and event data across the enterprise so that businesses can rapidly identify, prioritize, and respond to compliance violations, policy breaches, cybersecurity attacks, and insider threats. For more information, visit www.arcsight.com. (ARST-IR)
© 2009 ArcSight, Inc. All rights reserved. ArcSight and the ArcSight logo are trademarks of ArcSight, Inc.